SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported: January 18, 2007

New World Restaurant Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-27148	13-3690261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1687 Cole Boulevard

Golden, Colorado 80401

(Address of Principal Executive Offices, Including Zip Code)

(303) 568-8000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On January 18, 2007, Einstein and Noah Corp., a wholly owned subsidiary of New World Restaurant Group, Inc. (the “Company”), entered into a lease agreement (the “Office Lease”) with Zang Investors LLC (“Zang”).  Pursuant to the Office Lease, the Company will relocate its corporate headquarters as of June 1, 2007 to 555 Zang Street, Lakewood, Colorado, a short distance from its current corporate headquarters.

The Office Lease provides for the lease of approximately 45,000 square feet for a term of 120 months, commencing on June 1, 2007 and ending on May 31, 2017.  The monthly rent under the Office Lease begins at $0 for months 1-6, increases to $63,750 for months 7-12, and then continues to increase every twelve months up to a maximum of $82,500 per month for the last year of the term.  The Company also must pay its pro rata share of operating expenses for the premises.  The Company shall have the right to extend the lease term for an additional two five-year periods, provided that it provides Zang with proper notice and is not then in default.  The rent for the renewal terms, if any, will be the fair market rent as determined by licensed real estate brokers appointed by the parties.  The Company also will have certain rights of first refusal to lease additional space in the building if such space becomes available.

On January 23, 2007, the Company issued a press release announcing its entry into the Office Lease.  A copy of the press release is filed as Exhibit 99.1 and incorporated herein by reference (including, without limitation, the cautionary statements contained in the press release).

The foregoing description of the Lease Agreement does not purport to be complete, but is a brief description of the terms and conditions that are material to the Company.  In addition, this description shall be qualified in its entirety by the terms and conditions of the Lease Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2007.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description

99.1	Press Release of the Company dated January 23, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW WORLD RESTAURANT GROUP, INC.

Date: January 23, 2007	/S/ RICHARD P. DUTKIEWICZ
Richard P. Dutkiewicz
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of the Company dated January 23, 2007.